Strategic Partners Mutual Funds, Inc.
Semi-annual period ended April 30, 2009
File number 811-08085


SUB ITEM 77M
Mergers

On November 25, 2008, shareholders of Dryden Money Market
Fund, a portfolio of Strategic Partners Mutual Funds, Inc.
(the Fund) approved a resolution passed by its Board of Directors whereby all of it assets were to be transferred to MoneyMart Assets, Inc. The Reorganization occurred in
December 2008.